Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 21, 2013, relating to the consolidated financial statements of Midstates Petroleum Company, Inc. and subsidiary appearing in the Annual Report on Form 10-K of Midstates Petroleum Company, Inc. for the year ended December 31, 2012 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Houston, Texas

June 20, 2013